N / E / W / S R / E / L / E / A / S / E

August 10, 2022

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

FIRST MERCHANTS CORPORATION ANNOUNCES CASH DIVIDEND

First Merchants Corporation declared a cash dividend on August 10, 2022 of $0.32 per share. The dividend is payable on September 16, 2022, to shareholders of record as of September 2, 2022. For purposes of broker trading, the ex-date of the cash dividend is September 1, 2022.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors and Level One Bank (as divisions of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

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